Exhibit 6.39


                              RESCISSION AGREEMENT

                                     Between

                          SPIMA Spitzenmanufaktur GmbH
                            Heinrich Heine Strasse 5
                                   09557 Floha
                                        in the following referred to as "SPIMA"

                                       and

                     IQ Battery Research & development GmbH
                               Inselkammer Str. 4
                               82004 Unterhaching
                                        in the following referred to as "IQ"


the following agreement is concluded:

0. IQ makes to SPIMA the single payment of DM 393.75 until 28.02.1999.

1. The parties mutually agree to cancel the lease agreement of 09.12.1997 on 31.01.1999.

2.   Condition   for  this   cancellation   is  the   lease   of  the   premises
Heinrich-Heine-Str. 5, IV floor, 09557 Floha used formerly by IQ through the company EUROSPACE.

3. IQ hands the rooms over in well-swept condition. IQ did not make any structural changes. Structural defects have not been noticed. Upon prior notification, IQ grants SPIMA access to the leased property to corroborate the proper condition of the leased space.

4. On the cut-off date, which is set to for 341.01.99, SPIMA will deliver a final statement regarding outstanding lease payments and ancillary costs to be paid by IQ. The parties mutually agree to release each other from any further claims.


On behalf of SPIMA                            On behalf of IQ
(Illegible)                                   Unterhaching, 13.01.99
Place, date       Signature                   Place, date             Signature


Stamp:  IQ Battery Research Development GmbH
Erlenhof Park, Inselkammerstrasse 4, D-82008 Unterhaching
                                          Tel:  Illegible